SECURED PROMISSORY NOTE
(US RECEIVABLES)

$7,404,288.46	August 2, 2018
This SECURED PROMISSORY NOTE (US RECEIVABLES) (this “Secured Note”), dated as of August 2, 2018, is made by The Beautiful Group Management, LLC, a Delaware limited liability company (“TBG USA” or the “Borrower”) in favor of Regis Corp., a Minnesota corporation, for itself and as agent for each of the other Regis Entities (in such capacities, together with its successors and assigns, the “Holder”). This Secured Note shall be secured by the Collateral on the terms and conditions set forth in the Security Documents.
1.    Definitions.
(a)    Certain Capitalized Terms. The terms “Affiliate,” “Bankruptcy Code,” “Collateral,” “Lien,” “Person,” “Security Documents,” “Settlement Agreement,” “Third Party,” “Transaction Agreements,” “UCC,” and “US Dollar,” shall have the respective meanings given to those terms in the US Guarantee and Security Agreement.
(b)    Definitions. When used in this Secured Note, the following terms shall have the following respective meanings:
“Default” means any condition or event which with the giving of notice or lapse of time or both would become an Event of Default.
“Event of Default” shall have the meaning set forth in Section 6 below.
“Holder Expenses” shall mean (i) all reasonable and documented fees and expenses incurred by the Holder (including the reasonable fees and expenses of counsel) in connection with the enforcement or protection of any of the Holder’s rights and remedies under the Note Documents, including, without limitation, in connection with any work-out, restructuring, or collection of the Note Obligations, any foreclosure on any Collateral, or any bankruptcy or insolvency proceeding filed by or against any TBG Entity or TBG Holdings, and (ii) Preparation Expenses.
“Interest Rate” shall mean the rate per annum equal to LIBOR plus 1.00%.
“LIBOR” shall mean, for an interest period equal to twelve months, the rate per annum determined by the Holder at approximately 11:00 a.m. (London time) on the date that is two business days prior to the commencement of such interest period by reference to the interest settlement rates for deposits in US Dollars for such interest period, as set forth by (i) the ICE Benchmark Administration, (ii) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (iii) any service selected by the Holder that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates. For purposes of LIBOR, each interest period shall be twelve months, the initial interest period shall commence on the date of this Secured Note, and each subsequent interest period shall commence upon the expiration of the preceding interest period.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, financial condition or results of operations of the TBG Entities taken as a whole; or (b) the ability of the TBG Entities taken as a whole to perform their obligations under the Note Documents.
“Maturity Date” shall mean August 2, 2020.
“Monetization Event” shall mean (i) any sale, lease, exclusive license, exchange, consolidation, merger, corporate reconstruction, amalgamation, demerger, assignment, arrangement, composition, conveyance, or transfer of (x) more than 15% of the book value of the aggregate assets of any TBG Entity to a Third Party or (y) more than 15% of the equity (whether voting or non-voting) of any TBG Entity to a Third Party, or (ii) any consolidation with or merger or amalgamation of any TBG Entity with or into any Third Party, in each case of clauses (i) or (ii), whether in a single transaction or a series of related transactions, directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to a merger, corporate reconstruction, amalgamation, arrangement, composition, reorganization, dissolution, consolidation, bankruptcy, judicial process, or otherwise.
“Net Proceeds” shall mean the proceeds received by any TBG Entity or TBG Holdings (including, without limitation, any cash received by way of deferred payment pursuant to a note or installment receivable, purchase price adjustment receivable, royalty receivable, or otherwise, and any casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Monetization Event, net of (i) reasonable and customary out-of-pocket fees and expenses incurred by such party in connection therewith (including, without limitation, legal, accounting, and investment banking fees and expenses) and (ii) taxes paid or reasonably estimated to be payable as a result thereof.

“Note Documents” shall mean (i) this Secured Note, (ii) the US Guarantee and Security Agreement, (iii) the other Security Documents, and (iv) all other documents, instruments and agreements that govern or secure the Note Obligations, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Note Obligations” shall mean all debt, principal, interest, fees, charges, expenses and other amounts, and all obligations, covenants, and duties owing by the Borrower to the Holder of any kind and description under, arising from, or relating to the Note Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all Holder Expenses.
“Paid in Full” or “Payment in Full” shall mean the indefeasible payment in full in US Dollars of all Note Obligations other than indemnification and cost reimbursement obligations for which a claim has not been made.
“Preparation Expenses” shall mean all fees and expenses incurred by the Holder (including the reasonable fees and expenses of counsel) in connection with the preparation, negotiation, execution, delivery, and recordation of the Settlement Agreement and the Note Documents, not to exceed $75,000 in the aggregate, provided, that, the foregoing cap shall include any and all “Preparation Expenses” payable to Holder by Borrower or any of its Affiliates pursuant to any other agreements entered into on the date hereof, including, without limitation any promissory notes made in favor of Holder.
“Regis Entities” shall mean each of (i) the Holder, (ii) Regis, Inc., a Minnesota corporation, and (iii)  The Barbers, Hairstyling for Men & Women, Inc., a Minnesota corporation.
“TBG Entities” shall mean each of (i) the Borrower; (ii) Archetype Capital Group, LLC, a Delaware limited liability company; (iii) The Beautiful Group Ventures, LLC (f/k/a The Beautiful Group Real Estate, LLC), a Delaware limited liability company; (iv) TBG IP Holder, LLC, a Delaware limited liability company; and (v) any successors or assigns of any of the foregoing entities in clauses (i) through (iv).
“TBG Holdings” shall mean The Beautiful Group Holdings, LLC, a Delaware limited liability company.
“US Guarantee and Security Agreement” shall mean the US Guarantee and Security Agreement, of even date herewith, by and among the Holder, as secured party, and the Borrower, TBG IP Holder, LLC, a Delaware limited liability company, and TBG Holdings, as grantors, as amended, supplemented, restated or otherwise modified from time to time.
2.    Note.
(a)    Note Amount. FOR VALUE RECEIVED, the Borrower hereby unconditionally promises to pay to the order of the Holder the original principal sum of SEVEN MILLION FOUR HUNDRED FOUR THOUSAND TWO HUNDRED EIGHTY-EIGHT DOLLARS AND FORTY-SIX CENTS ($7,404,288.46) (the “Note Amount”), pursuant to the terms and conditions set forth herein.
(b)    Interest Rate; Default Rate. This Secured Note shall bear interest at the Interest Rate from the date hereof until all Note Obligations are Paid in Full. Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
(c)    Payment of Interest. Interest accrued hereunder shall be due and payable as follows:
(i)     on August 2, 2019, in kind by capitalizing such interest and adding such interest to the principal amount of this Secured Note;
(ii)     on the Maturity Date, in cash; and
(iii)     as provided in Sections 3 and 6 below.
(d)    Payment of Principal. Subject to Sections 3 and 6 below, the principal amount of this Secured Note, together with accrued interest, shall be due and payable in cash in full on the Maturity Date. Upon the Payment in Full in cash of the principal amount of this Secured Note, together with accrued interest, on the Maturity Date, all Preparation Expenses shall be automatically waived.
(e)    Form of Payments. All payments hereunder shall be made in US Dollars by wire transfer in immediately available funds to an account designated by the Holder to the Borrower.
(f)     No Set-Off by Borrower. All payments by the Borrower under this Secured Note shall be made without set-off, reduction, or counterclaim of any kind and without any deduction or withholding for any taxes or fees of any nature; provided, however, that if the Borrower shall be required to deduct or withhold any taxes from such payments, then (a) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including on amounts payable pursuant to this subsection 2(f)), the Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) the Borrower shall make such deductions or withholdings, (c) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law, and (d) the Borrower shall otherwise indemnify and save harmless the Holder from any such taxes (including interest, additions to tax or penalties applicable thereto).
3.    Special Payment Provisions.

(a)    Optional Prepayment. The Borrower may prepay the outstanding amount hereof in whole or in part at any time, without premium or penalty, provided that, together with any such prepayment, the Borrower shall pay any and all accrued but unpaid interest on the principal amount so prepaid.
(b)    Mandatory Prepayments.
(i)    The Note Obligations shall be prepaid in cash using 100% of the Net Proceeds of any Monetization Event until the Note Obligations are Paid in Full. All mandatory prepayments of the Note Obligations shall be made no later than five (5) business day after the receipt by the Borrower of such Net Proceeds.
(ii)    All mandatory prepayments of the Note Obligations shall be applied, first, to all Holder Expenses (other than Preparation Expenses, so long as no Event of Default is ongoing) until paid in full, second, to all accrued and unpaid interest until paid in full, third to the unpaid principal amount until paid in full, and fourth, to all other Note Obligations and other amounts payable hereunder.
4.    Highest Lawful Rate.
Notwithstanding anything herein to the contrary, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Secured Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Borrower shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Secured Note under applicable law.
5.    Borrower’s Representations, Warranties and Covenants.
(a)    The Borrower represents and warrants to the Holder that the Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)    The Borrower hereby represents and warrants to the Holder that, as of the date hereof, (i) it has all requisite power to own its assets and carry on its business, (ii) it has all requisite power and authority to enter into and deliver this Secured Note and to perform its obligations hereunder and to make them admissible; (iii) the execution, delivery and performance by the Borrower of this Secured Note, and the consummation of all of the transactions contemplated hereby, have been duly and validly authorized by the Borrower; (iv) the execution, delivery, and performance by the Borrower of this Secured Note does not and will not contravene (A) its organizational or constitutional documents, as applicable, (B) any contractual or judicial restriction binding on or affecting the Borrower, or (C) any law, statute, rule or regulation, or order, judgment, injunction or decree of any court, administrative agency or government body applicable to the Borrower, except in cases of clauses (B) or (C), where such contravention would not reasonably be expected to result in a Material Adverse Effect; (v) no authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by the Borrower of the transactions contemplated by this Secured Note, other than (x) such authorizations, approvals, consents or filings as have been obtained by the Borrower and (y) the filing of UCC financing statements or other perfection instruments as shall be made on or after the date hereof; and (vi) this Secured Note is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
6.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Secured Note:
(a)    the Borrower fails to pay any principal, any accrued interest or any other Note Obligations owing under this Secured Note when due, including, without limitation, pursuant to Section 3(b) above upon the occurrence of a Monetization Event, and such failure continues for twenty (20) calendar days after written notice to the Borrower;

(b)    any failure by any TBG Entity to materially perform or observe any other covenant or agreement under any Transaction Agreement, including, without limitation, the failure to pay any amount in excess of $250,000 when due and payable under any Transaction Agreement, or any failure by TBG Holdings to materially perform or observe any covenant or agreement required to be performed by it under any Note Document to which it is a party;
(c)     any representation, warranty, certification, or statement of fact made or deemed made by the Borrower, any other TBG Entity, or TBG Holdings in any Note Document to which such Person is a party shall be incorrect or misleading in any material respect on the date as of which such representation, warranty, or certification was made;
(d)    (i) the filing of a petition by or against any TBG Entity under any provision of the Bankruptcy Code, or under any similar state, federal, or foreign law relating to bankruptcy, insolvency or other relief for debtors, or analogous step or procedure for debtors; (ii) the appointment or order for the appointment of a receiver, administrative receiver, interim receiver, receiver and manager, administrator, examiner, monitor, trustee, custodian or liquidator of or for all or any material part of the assets or property of any TBG Entity; (iii) the making of a general assignment for the benefit of creditors by any TBG Entity, or (iv) the admission in writing by any TBG Entity of its inability to, or the failure of any TBG Entity to, generally pay its debts as they become due;
(e)    (i) any Note Document or any Liens in the Collateral granted under the Security Documents shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (for a reason other than due to any action or omission of the Holder or its Affiliates), (ii) any TBG Entity, TBG Holdings, or any other Person shall contest in any manner the validity or enforceability of any Note Document to which such Person is a party or such Liens, (iii) any TBG Entity, TBG Holdings, or any other Person shall deny that it has any further liability or obligation under any Note Document to which such Person is a party, or (iv) the Holder shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents (for a reason other than due to any action or omission of the Holder or its Affiliates);
(f)    if a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against any TBG Entity and shall remain unsatisfied and unstayed for a period of thirty (30) days or more; or
(g)     if any material portion of any TBG Entity’s assets or the Collateral is attached, seized, expropriated, acquired by compulsory purchase, subjected to a writ or distress warrant, or is levied upon and such attachment, seizure, expropriation, nationalization, intervention, restriction, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, (ii) if a judgment or other claim becomes a Lien upon any material portion of any TBG Entity’s assets or the Collateral or (iii) if a notice of Lien, levy, or assessment is filed of record with respect to any TBG Entity’s assets or the Collateral by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after such TBG Entity or TBG Holdings receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such TBG Entity or TBG Holdings.
7.    Remedies Upon an Event of Default.
(a)    Acceleration. Upon the occurrence of any Event of Default, the Holder, at its sole option, may by notice to the Borrower, declare the unpaid principal amount of this Secured Note, all interest accrued and unpaid hereon, all other Note Obligations, and all other amounts payable hereunder (i) to be immediately due and payable, whereupon the unpaid principal amount of this Secured Note, all such interest, all other Note Obligations, and all such other amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind; or (ii) to be due and payable in immediately available funds on the first business day of each calendar month on such terms as reasonably determined by the Holder in its sole discretion, whereupon the unpaid principal amount of this Secured Note, all such interest, all other Note Obligations, and all such other amounts shall become due and payable in accordance with such terms, without presentment, demand, protest or further notice of any kind, without prejudice to the Holder’s ability to make the declarations in clause (i) upon a subsequent Event of Default; provided, however, that upon the occurrence of an Event of Default described in Section 6(d) above, all obligations of the Borrower to the Holder under this Secured Note shall be automatically and immediately due and payable without any action or notice by the Holder.
(b)    Exercise of Remedies. Upon the occurrence of an Event of Default, the Holder shall have the rights and remedies of a secured party as permitted by law, including, without, limitation, all rights and remedies set forth in the Security Documents.
8.    Certain Waivers. The Borrower hereby waives diligence, demand, presentment, protest or further notice of any kind.
9.    No Waiver. No course of dealing between the Borrower and the Holder shall operate as a waiver of any of the Holder’s rights under this Secured Note. No single or partial exercise of any power under this Secured Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of the Holder in exercising any right under this Secured Note shall operate as a waiver of such right or any other right hereunder.
10.    Notices; Jurisdiction; Venue. Section 9 (Notices), Section 10(h) (Jurisdiction), Section 10(i) (Venue) of the US Guarantee and Security Agreement shall apply to this Secured Note, mutatis mutandis.
11.    Successors and Assigns. This Secured Note shall be binding on the Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of the Holder, any permitted future holder of this Secured Note and their respective permitted successors and assigns. The Borrower may not assign or transfer this Secured Note or any of its obligations hereunder without the prior written consent of the Holder. The Holder may not assign or transfer this Secured Note or any of its rights or benefits hereunder to any other party without the prior written consent of the Borrower.
12.    Amendments. None of the provisions of this Secured Note may be amended except pursuant to a written agreement signed by the Borrower and the Holder.
13.    Severability. If any term or provision of this Secured Note shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions hereof.
14.    Governing Law. This Secured Note shall be governed by, and construed in accordance with, the law of the State of DELAWARE WITHOUT REGARD TO CONFLICTS-oF-LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.
15.    Holder Expenses. Subject to Section 2(d), the Borrower shall pay or reimburse all Holder Expenses to the Holder on the Maturity Date.
16.    Survival. The Borrower’s obligations under Section 2(f) of this Secured Note shall survive any assignment of rights by the Holder, and the termination, satisfaction or discharge of all Note Obligations.
[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has duly executed this Secured Note under seal as of the date first above written.
BORROWER
The Beautiful Group Management, LLC

By:________________________________
Name:______________________________
Title:_______________________________